EXHIBIT 99.1

News Release

For further information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

Dave & Buster’s, Inc. Announces Executive Change

Dallas, TX (September 12, 2006)- Dave & Buster’s, Inc., a leading operator of upscale restaurant/entertainment complexes, today announced the departure of James W. “Buster” Corley, co-founder and Chief Executive Officer. Mr. Corley has been named Chairman Emeritus and will serve as a senior advisor to the CEO.  Mr. Corley, along with co-founder Dave Corriveau, created the Dave & Buster’s concept in 1982, and has overseen the development of the chain from a single location in Dallas, Texas to 47 locations in the US and Canada today.

Effective immediately, Stephen M. King has been named Chief Executive Officer. Additionally, Mr. King will continue to serve as the Company’s Chief Financial Officer. Mr. King joined the company in April of this year, after a 22 year career at Carlson Restaurants Worldwide, most recently serving as President and Chief Operating Officer of Carlson Restaurants International.

“Buster and his team have grown Dave & Buster’s into the industry’s largest operator of high-volume restaurant/entertainment complexes, and have put in place a strong foundation that will be able to sustain growth in the future.  Buster has been invaluable in the development of this concept, and we appreciate his efforts in the transition of ownership of the Company to Wellspring,” said Greg S. Feldman, Chairman of the Board of Dave & Buster’s, Inc. and Partner and Founder of Wellspring Capital, the private equity firm that acquired the Company earlier this year.

 “I am very confident in the abilities of Mr. King and the entire management team, and believe that Dave & Buster’s will remain a unique brand well positioned for strong growth under their leadership,” continued Mr. Feldman.

Celebrating over 23 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale restaurant/entertainment concepts with 47 locations throughout the United States and in Canada. More information on the Company is available on the Company’s Web site, www.daveandbusters.com.

“Safe Harbor” Statements Under the Private Securities Litigation Reform Act of 1995
Statements in this press release regarding Dave & Buster’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Risk Factors” in the company’s Registration Statement on Form S-4 filed July 26, 2006, SEC File Number 333-136040.